Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

October 3, 2013

As of September 2013

ETN Product List

An investment in the ETNs involves significant risks and may not be suitable for all investors. For more information on risks associated with the ETNs, please see “Selected Risk Considerations” on page 3 and the risk factors included in the relevant prospectus.

iPath® Commodities ETNs	TICKER	YEARLY FEE[1]	MATURITY DATE
Broad
iPath® Pure Beta Broad Commodity ETN	BCM	0.75%	4/18/41
iPath® Dow Jones–UBS Commodity Index Total ReturnSM ETN	DJP	0.75%	6/12/36
iPath® Pure Beta S&P GSCI®-Weighted ETN	SBV	0.75%	4/18/41
iPath® S&P GSCI® Total Return Index ETN	GSP	0.75%	6/12/36

Sector
iPath® Pure Beta Agriculture ETN	DIRT	0.75%	4/18/41
iPath® Dow Jones–UBS Agriculture Subindex Total ReturnSM ETN	JJA	0.75%	10/22/37
iPath® Pure Beta Energy ETN	ONG	0.75%	4/18/41
iPath® Dow Jones–UBS Energy Subindex Total ReturnSM ETN	JJE	0.75%	10/22/37
iPath® Pure Beta Grains ETN	WEET	0.75%	4/18/41
iPath® Dow Jones–UBS Grains Subindex Total ReturnSM ETN	JJG	0.75%	10/22/37
iPath® Pure Beta Industrial Metals ETN	HEVY	0.75%	4/18/41
iPath® Dow Jones–UBS Industrial Metals Subindex Total ReturnSM ETN	JJM	0.75%	10/22/37
iPath® Pure Beta Livestock ETN	LSTK	0.75%	4/18/41
iPath® Dow Jones–UBS Livestock Subindex Total ReturnSM ETN	COW	0.75%	10/22/37
iPath® Pure Beta Precious Metals ETN	BLNG	0.75%	4/18/41
iPath® Dow Jones–UBS Precious Metals Subindex Total ReturnSM ETN	JJP	0.75%	6/24/38
iPath® Pure Beta Softs ETN	GRWN	0.75%	4/18/41
iPath® Dow Jones–UBS Softs Subindex Total ReturnSM ETN	JJS	0.75%	6/24/38

Single Commodities
iPath® Pure Beta Aluminum ETN	FOIL	0.75%	4/18/41
iPath® Dow Jones–UBS Aluminum Subindex Total ReturnSM ETN	JJU	0.75%	6/24/38
iPath® Pure Beta Cocoa ETN	CHOC	0.75%	4/18/41
iPath® Dow Jones–UBS Cocoa Subindex Total ReturnSM ETN	NIB	0.75%	6/24/38
iPath® Pure Beta Coffee ETN	CAFE	0.75%	4/18/41
iPath® Dow Jones–UBS Coffee Subindex Total ReturnSM ETN	JO	0.75%	6/24/38
iPath® Pure Beta Copper ETN	CUPM	0.75%	4/18/41
iPath® Dow Jones–UBS Copper Subindex Total ReturnSM ETN	JJC	0.75%	10/22/37
iPath® Pure Beta Cotton ETN	CTNN	0.75%	4/18/41
iPath® Dow Jones–UBS Cotton Subindex Total ReturnSM ETN	BAL	0.75%	6/24/38
iPath® Pure Beta Lead ETN	LEDD	0.75%	4/18/41
iPath® Dow Jones–UBS Lead Subindex Total ReturnSM ETN	LD	0.75%	6/24/38
iPath® Seasonal Natural Gas ETN	DCNG	0.75%	4/18/41
iPath® Dow Jones–UBS Natural Gas Subindex Total ReturnSM ETN2, [3]	GAZ	0.75%	10/22/37
iPath® Pure Beta Nickel ETN	NINI	0.75%	4/18/41
iPath® Dow Jones–UBS Nickel Subindex Total ReturnSM ETN	JJN	0.75%	10/22/37
iPath® Dow Jones–UBS Platinum Subindex Total ReturnSM ETN[2]	PGM	0.75%	6/24/38
iPath® Pure Beta Sugar ETN	SGAR	0.75%	4/18/41
iPath® Dow Jones–UBS Sugar Subindex Total ReturnSM ETN	SGG	0.75%	6/24/38
iPath® Dow Jones–UBS Tin Subindex Total ReturnSM ETN	JJT	0.75%	6/24/38
iPath® Pure Beta Crude Oil ETN	OLEM	0.75%	4/18/41
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	0.75%	8/14/36

[1]	The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.
[2]	Closed to further issuances.
[3]	Due to likely continued fluctuations in the difference between trading price and indicative value, Barclays Bank PLC believes that this series of ETNs will not track the price of the underlying natural gas futures index in a consistent manner and therefore are currently not suitable for most investors.

	TICKER	YEARLY FEE[1]	MATURITY DATE
iPath Currency ETNs
iPath® EUR/USD Exchange Rate ETN	ERO	0.40%	5/14/37
iPath® GBP/USD Exchange Rate ETN	GBB	0.40%	5/14/37
iPath® JPY/USD Exchange Rate ETN	JYN	0.40%	5/14/37
iPath® GEMS Index™ ETN	JEM	0.89%	2/4/38
iPath® GEMS Asia 8 ETN	AYT	0.89%	4/8/38
iPath® Asian & Gulf Currency Revaluation ETN	PGD	0.89%	2/4/38
iPath® Optimized Currency Carry ETN	ICI	0.65%	1/28/38

iPath Equity ETNs
Volatility
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	0.89%	1/30/19
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN	XXV	0.89%	7/17/20
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II)	IVOP	0.89%	9/20/21
iPath® S&P 500 Dynamic VIX ETN	XVZ	0.95%	8/18/21

Leveraged
iPath® Long Extended Russell 1000® TR Index ETN	ROLA	0.50%	11/30/20
iPath® Long Extended Russell 2000® TR Index ETN	RTLA	0.50%	11/30/20
iPath® Long Enhanced MSCI EAFE® Index ETN	MFLA	0.80%	11/30/20
iPath® Long Enhanced MSCI Emerging Markets Index ETN	EMLB	0.80%	11/30/20
iPath® Short Enhanced MSCI Emerging Markets Index ETN	EMSA	0.80%	11/30/20
iPath® Long Extended S&P 500® TR Index ETN	SFLA	0.35%	11/30/20

International
iPath® MSCI India IndexSM ETN[2]	INP	0.89%	12/18/36

Strategy
iPath® CBOE S&P 500 BuyWrite IndexSM ETN	BWV	0.75%	5/28/37

iPath Fixed Income ETNs
iPath® US Treasury Steepener ETN	STPP	0.75%	8/13/20
iPath® US Treasury Flattener ETN	FLAT	0.75%	8/13/20
iPath® US Treasury 2-year Bull ETN	DTUL	0.75%	8/13/20
iPath® US Treasury 2-year Bear ETN	DTUS	0.75%	8/13/20
iPath® US Treasury 5-year Bull ETN	DFVL	0.75%	7/12/21
iPath® US Treasury 5-year Bear ETN	DFVS	0.75%	7/12/21
iPath® US Treasury 10-year Bull ETN	DTYL	0.75%	8/13/20
iPath® US Treasury 10-year Bear ETN	DTYS	0.75%	8/13/20
iPath® US Treasury Long Bond Bull ETN	DLBL	0.75%	8/13/20
iPath® US Treasury Long Bond Bear ETN	DLBS	0.75%	8/13/20

iPath Alternative ETNs
iPath® Global Carbon ETN	GRN	0.75%	6/24/38
iPath® S&P MLP ETN	IMLP	0.80%	12/15/42

All iPath ETNs trade on NYSE ArcaSM and are eligible for short sales.

[1]	The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.
[2]	Closed to further issuances.

Selected Risk Considerations

An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price (“VWAP”) level, in the case of the iPath® S&P MLP ETN, between the inception date and the applicable valuation date. Additionally, if the level of the underlying index, or the VWAP level in the case of the iPath® S&P MLP ETN, is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index, or the VWAP value in the case of the iPath® S&P MLP ETN, has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus. For ETNs inversely linked to the S&P 500 VIX Short-Term Futures™ Index Excess Return, an automatic redemption may occur as a result of a precipitous increase in volatility in the U.S. equity markets and is highly likely to occur if the historical frequency of precipitous increases in volatility in the U.S. equity markets persist.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Investments, LLC, assists in the promotion of the iPath ETNs.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Opco, LLC (“Dow Jones Opco”), a subsidiary of S&P Dow Jones Indices LLC, and UBS Securities LLC (“UBS”), and have been licensed for use by Barclays Bank PLC. “Dow Jones®,” “DJ,” “UBS”, “Dow Jones-UBS Commodity IndexSM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM”, “Dow Jones-UBS Tin Subindex Total ReturnSM” and “DJ-UBSCISM”, are service and/ or trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC. The ETNs based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS, UBS AG, Dow Jones Opco or any of their respective affiliates, makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly.

The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI® to track general stock market performance.

“Standard & Poor’s®”, “S&P 500®”, “S&P®” and “S&P 500® Total Return”, are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®” and “Buywrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the index to track market performance.

“Standard & Poor’s®”, “S&P 500®”, “S&P®”, “S&P 500® Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®”, “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance.

“Russell 1000® Index” and “Russell 2000® Index” are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the ETNs.

“S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC. The S&P® trademark has been sublicensed for certain purposes by Barclays Bank PLC. The S&P MLP index (the “Index”) is a product of S&P Dow Jones Indices LLC and has been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance.

Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC.

“Barclays US Treasury 2Y/10Y Yield Curve Index™”, “Barclays 2Y US Treasury Futures Targeted Exposure Index™”, “Barclays 5Y US Treasury Futures Targeted Exposure Index™”, “Barclays 10Y US Treasury Futures Targeted Exposure Index™”, “Barclays Long Bond US Treasury Futures Targeted Exposure Index™”, “Barclays Optimized Currency Carry Index™”, “USD Optimized Currency Carry Index™”, “Barclays Global Carbon Index™”, “Barclays Global Carbon Index Total Return™”, “Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Index™”, “Barclays Global Emerging Markets Strategy (GEMS) Pegged Currency Index™”, and “Barclays Global Emerging Markets Strategy (GEMS) Index™” are trademarks of Barclays Bank PLC.

© 2006–2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 4003-07_R2_v01GW_9/13

Not FDIC Insured • No Bank Guarantee • May Lose Value

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